Exhibit 10.8

BLANKET MARKETING AND ARTIST PARTICIPATION AGREEMENT

Agreement dated as of April 30, 2015 by and between TopFan (“Lender”) with address of 8547 East Araphoe Road, Suite J329, Greenwood Village, CO 80111, and Celebrity Games Corp. and it’s assigns, with address of 7810 Ballantyne Commons Parkway Suite 210 Charlotte, NC 28277 (hereinafter “Games”), and Celebrity Games Software, LLC and it’s assigns with address of 154 Gull Aire Blvd, Oldsmar, FL 34677.

1.          PRODUCT, TERM & TERRITORY

a)  Product: Personalized game(s) selected by Lender and their clients consisting of artists, celebrities and athletes (the “Artists), that will launch via the Artist’s mobile fan community produced by Lender, and in certain cases, available in mobile stores as standalone applications. The apps will be created using the likeness and image of the artist and may contain music or other works created by the Artist, herein referred to as (“Product”). The product will also include, when applicable, the TopFan fan experience and social engines.

b)  Term: The term of this agreement will be effective as of the date first mentioned above and will re- main in effect through the date that is TWENTY FOUR MONTHS (24) MONTHS (the “Term”).

c)  Territory: The territory of this Agreement shall be Worldwide (the “Territory”).

2.          NAME, LIKENESS, AND APPROVALS

a)  Name, Likeness, Statements: Subject to Lender securing any and all licenses, consents, and permissions shall have the non-exclusive right, solely during the Term, and throughout the Territory to use Artist’s professional name, logo, approved voice, approved performance, approved character, and approved photograph, approved likeness and approved biographical material of Artist (“Artist’s Personality Rights”) solely in the Product and in the approved advertising, publicity, marketing, and promotion thereof in any and all media now or hereafter known. For the avoidance of doubt, Company has no right to use the Artist Product with the product of any other Artist, person, or entity. All uses of Artist Personality Rights, Masters, Compositions, and Artist Avatar as expressly allowed hereunder must be in context uses. All rights not specifically granted to Company hereunder are expressly reserved by Lender and Artist. Lender shall provide a document verifying such approvals or license rights that are needed to complete the Product.

b)  Photographs: Lender shall provide Company with at least 3 pre-approved high-quality photographs for Company’s use solely as set forth in subparagraph (a) above.

c)  Approvals: All comments and/or approvals required pursuant to this Agreement shall be made in a timely manner, but in any case within ten (10) business days following Lender’s receipt of Company’s written request for approval, or a shorter time frame if Company’s reasonable and good faith business needs so dictate. Failure to timely approve submitted materials, or to disapprove such submitted materials, shall be deemed as Lender’s approval. Notwithstanding anything to the contrary contained herein, it is expressly acknowledged and agreed that the following shall be subject to Lender’s prior written approval: (i) all digital images, photographs, film and video, Likenesses, and Artist Personality Rights and all other Artist intellectual property, which Company de- sires to use in connection with the Product or otherwise as expressly permitted hereunder; (ii) the final edit of the Product (including, without limitation, names and advertising materials, and any animated depictions of the Artist avatar and the means by, and context in which, such Avatar may be manipulated in the Product); (iii) all merchandising, sponsorships, tie-ins or the like relating to the Product; (iv) the details and nature of all promotional appearances by Artist hereunder; (v) any and all music, lyrics, Masters, and Compositions used in the Product and/or advertising for the Product as expressly allowed hereunder; and (vi) any and all press releases relating to the Artist. All of the foregoing shall be submitted to Lender for approval in writing prior to any use thereof. Artist shall not exercise or fail to exercise any approval rights hereunder in a way that would serve to intentionally frustrate the intent of this Agreement.

3.           SERVICE LEVELS

a)  Company will ensure its Product is available with 99.9% uptime.

b)  Company will ensure any data collected about users is secure.

c)  Company will ensure its Product works with the same operating systems that Lender supports.

d)  Company will assist users within 1 business day for technical support and account matters.

e)  Company will work with Artists to customize and launch product with high level of professionalism, keeping Lender copied on all communication.

4.           ROYALTY

a)  Company shall pay Lender a royalty on behalf of the ARTISTS STATED HEREIN in connection with Company’s GROSS Revenues earned in connection with the sale or other disposition of the Product as follows:

•	Lender shall receive 60% of gross revenues minus any platform fee’s (Facebook, Google, Apple, Amazon’s fees) Lender shall split those fee’s equally with the artist, celebrity or athlete.

•	Lender must get a signed artists permission addendum for the platforms from all artists and insure they maintained in good standing in order to receive royalty.

•	Company shall provide monthly reporting, and will pay all payment due from this agreement within 30 days of receipt of dollars. Lender will insure it provides current wire instructions or current mailing address for a check. Company is not responsible for delays due to Lender not updating their contact information or banking information.

•	Lender and Company agree to make their books available for financial inspection to each other or any artist, celebrity or athlete that requests a detailed accounting.

•	Advertising -In the event the Company intends to make an advertising budget available for a particular application, Lender will need to pre-approve such expenses and will be authorized to cancel such advertising if; a) Artist wishes not to market the product thru a particular outlet, b) the budget doesn’t match the projected revenue, c) Lender believes it may affect his business relationship with the artist, celebrity or athlete. However, Company and Lender agree that in order to accelerate the Product, advertising may need to be allocated and agrees that any approved expense will be fully deducted from gross revenue and paid to Company in full prior to paying any royalties.

•	Lender may, at its own expense, appoint an independent public accountant or attorney to examine those books and records of Company solely to the extent that and solely for the purpose of verifying the accuracy of the accounting statements sent to and/or required to be sent to Lender hereunder. The accountant or attorney may make an examination of a particular accounting statement only once, and only within twenty four (24) months after the date Lender receives and/or should have received such accounting statement. Such examination shall be made during Company’s usual business hours, upon thirty (30) days prior written notice, at the place where such books and records are maintained, i.e. in New York. The auditing rights granted herein shall not be exercised more than once in any twelve (12) month period. Lender shall give specific notice of any objection to an accounting statement within twenty four (24) months following the date of receipt of and/or date it should have received such accounting statement or such accounting statement will become conclusively binding and Lender waives any further right to object. In addition, unless Lender commences a legal or remedial action within thirty six (36) months following the date it receives and/ or should have received such accounting statement, Lender waives its right to undertake any legal or remedial action in connection with such accounting statement. In the event an audit reveals an underpayment by Company, Company shall promptly remit payment to Lender in the amount of such underpayment. If any underpayment, is accurately determined as a result of such audit to be more than ten percent (10%) below the amount otherwise due Lender, Company shall be liable to Lender for the underpayment, and Lender’s reasonable out of pocket and documented costs and reasonable out of pocket and documented accountant and outside legal fees (excluding travel, hotel, food, etc.) in undertaking the audit.

5.             LENDER - PLATFORM PARTNERSHIP - PREFERRED VENDOR STATUS

•	Lender Advertising Revenue - Lender will allow for a revenue share of any ads it inserts in its platform during a user engaged directly inside the Product. It is contemplated that the Product be launched from the Lender’s platform. Company shall receive 40% of the ad revenue placed inside the Product (game).

•	Lender Platform Partnership. In cases where Product is placed into Lender’s platform, Lender agrees to provide the Product a marketing preference and presence within its platform. Lender is creating a social platform and the spirit of this entire agreement is that the parties will work to aggressively market the Product. Lender will provide Lender its highest possible status within its platform and insure its placement is not at any expense or fee during the term of this agreement.

•	Lender and Company will work to provide valued added services within its Products that are created, owned or licensed by Lender by and thru its technology, relationships or parties and Lender agrees at its sole discretion, to allow throughout the term of this agreement for the Company to access and have ability to provide such services within the Product.

•	In the event that Lender begins to charge any application, game or other term that may be used to describe a product similar to the Product being offered by the Company, Lender agrees that Company is exempt from any fees, commissions or any expense whatsoever that isn’t defined specifically in Section 3 Royalty.

•	Further, all parties agree that the partnership is formed early in both companies growth plan and this agreement will work in good faith to ensure that it will survive any sale, transfer of control or any other business deal that may change management or sale of the assets.

6.             USERS AND RAW DATA SHARING

•	Company and Lender agree that each party owns the users that utilize their respective platforms and ownership of such user remains with each party.

•	In the event that Company places its Product inside TopFan, any user that opens the application within the Lender platform will become a user of Product and information and data will be shared between both parties to the extent that data it needed by the Product to function properly.

•	Company and Lender agree to share without any restriction all the raw data collected in the Product.

•	The information sharing shall be utilized based on the published terms and conditions each party publishers to its user base. Neither will limit how the other utilizes such data.

•	The final compilation reports of the raw data or how each party utilizes the raw data is not apart of this agreement and is not open for sharing as each party agrees they value and rank their user base independently and each party agrees that their compilation reports are their own intellectual property.

7.             WARRANTIES, INDEMNIFICATION & INSURANCE

Lender agrees to indemnify and hold harmless Company and its respective parent companies and employees from any and all third party claims, damages, costs, judgments, penalties and expenses of any kind (including reasonable outside legal fees and reasonable out of pocket and documented disbursements) which may be obtained against, imposed upon or suffered by Company as a result of the uncured material breach of this Agreement by Lender, provided that such third party claim has been reduced to a final adverse judgment in a court of competent jurisdiction or settled with Lender’s prior written consent, not to be unreasonably withheld.

Company agrees to indemnify and hold harmless Lender and its respective parent companies and employees from any and all third party claims, damages, costs, judgments, penalties and expenses of any kind (including reasonable outside legal fees and reasonable out of pocket and documented disbursements) which may be obtained against, imposed upon or suffered by Lender as a result of the uncured material breach of this Agreement by Company, provided that such third party claim has been reduced to a final adverse judgment in a court of competent jurisdiction or settled with Company’s prior written consent, not to be unreasonably withheld.

Company represents and warrants that it has general liability policy and currently in effect as it relates to the services and product performed hereunder; each of the foregoing general liability and must be in an amount not less than $1,000,000 in the aggregate with $1,000,000 per occurrence for personal injuries or damage to property and $1,000,000 per occurrence for advertising injury. Company will name TopFan, Inc. as additional insureds on the policies.

8.             CONFIDENTIALITY

The terms and provisions of this Agreement, as well as any and all advertising materials, ideas, plans, techniques and accounts, products, business, customers, methods of operation as well as any and all data, summaries, reports or information, and any and all personal information of Artist, whether written or oral, furnished by either party constitute “Confidential Information.” Each party covenants and agrees that neither of them will disclose to any third party, or use for that party’s own purposes, any Confidential Information, except: (i) at the other party’s written direction; (ii) Artist may discuss the Program in personal publicity; (iii) if the information becomes public through no fault of the other party, (iv) as required by law, a subpoena or order or a court or any other governmental agency, and then only to the minimum extent necessary to comply with such law, subpoena or order; or (v) as may be necessary to perform the requirements of this Agreement.

9.             NON EXCLUSIVE

This agreement is NOT exclusive, however, Lender agrees to not offer any other game company a deal that is better than the terms outlined here. Further, Lender agrees that Company will always have an equal or better status within the platform that any subsequent game or application company. This is due to the significant investment made by the Company to assist the Lender in developing the platform and their business. Parties understands that the intent of this section is not to limit the Lender in any way it is only to protect the Company from being given less status or favor after it assisted in building the platform in its early days. The value of this clause is not to serve as a hostage clause or a distinct and noticeable platform preference to others.

Similarly, Company agrees to not offer any other social company a deal that is better than the terms outlined here. Further, Company agrees that Lender will always have an equal or better product available that any subsequent social company. This is due to the significant investment made by the Lender to assist the Company in developing the platform and their business. Parties understands that the intent of this section is not to limit the Company in any way it is only to protect the Lender from being given less status or favor after it assisted in building the platform in its early days. The value of this clause is not to serve as a hostage clause or a distinct and noticeable platform preference to others.

10.           NOTICES

Any notice to be given by Company to Lender OR Lender to Company hereunder shall be deemed to have been sufficiently given if delivered personally, delivered by reputable overnight courier with proof of delivery, faxed with confirmation, or mailed by certified mail (return receipt request- ed).

11.          ASSIGNMENT

Company and Lender may assign or license this agreement, and/or the rights granted to it hereunder to a company, provided that Company and Lender shall remain secondarily liable hereunder. This Agreement is personal to Lender and personal to Company and may not be as- signed or transferred in whole or in part by Lender and/or Company to any third party without Company and/or Lender’s prior written consent. This Agreement is binding upon the parties hereto and each of their respective successors, heirs and permitted assigns.

12.        ENTIRE UNDERSTANDING

It is agreed that the entire understanding between Lender and Company with respect to the subject matter of this Agreement is set forth herein and that any waiver modification or addition to this Agreement shall not be valid unless in writing and signed by Lender and Company.

13.        WAIVER

Any failure by Company or Lender to exercise any right granted herein upon the occurrence of any contingency set forth in this Agreement will not in any event constitute a waiver of any such right upon the recurrence of any such contingency.

14.        GOVERNING LAW

This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York. The local, state and federal courts situated in New York, NY shall have the sole and exclusive jurisdiction over all disputes arising under this Agreement.

15.        TERMINATION

Either party hereto may terminate this Agreement on account of material failure of performance by the other party, by giving thirty (30) days prior written notice specifying the nature of such failure, if such failure is not cured within such thirty (30) day period. Company and Lender's rights, duties and responsibilities as set forth in this Agreement will continue in full force and effect during any notice period. For the avoidance of doubt, termination of this Agreement will not excuse Company from payment to Lender of the monies earned up to such termination date.

This document is a complete and exclusive statement of the terms of this Agreement and may not be changed orally, but only by writing, signed by all parties hereto. If these terms are acceptable, you will provide a signature at the end hereof, and together with Company’s signature, will constitute this a binding Agreement between Lender and Company.

ACCEPTED AND AGREED:

TopFan

By: /s/ Jeffrey Kohn
Authorized Representative

Celebrity Games Corp.

By: /s/ John Acunto
Authorized Representative

Celebrity Games Software, LLC.

By: /s/ John Acunto
Authorized Representative